3Si Holdings, Inc.
                2000 NON-QUALIFIED STOCK PLAN

1.  GENERAL PROVISIONS

1.1  Purpose.

The 2000 Non-Qualified Stock Plan (the "Plan") is intended to allow designated officers, directors, consultants and employees (all of whom are sometimes collectively referred to herein as "Participants") of 3Si Holdings, Inc., a Wyoming corporation ("3Si") and its Subsidiaries (as that term is defined below) which it may have from time to time (3Si and such Subsidiaries are referred to herein as the "Company") to receive shares ("Shares") at one tenth of one cent ($0.001) par value ("Common Stock"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of 3Si within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of this Plan is to provide Participants with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company.

1.2  Administration.

1.2.1 The Plan shall be administered by the Board of Directors of 3Si or by any committee appointed by the Board, hereinafter collectively referred to as the "Administrator". The Administrator shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Administrator shall be governed by the provisions of 3Si's Bylaws and of Colorado law applicable to the Board, except as otherwise provided herein or determined by the Board.

1.2.2 The Administrator shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Participants nominated by the management of the Company to be granted Shares; to determine the number of Shares to be granted to a Participant; to determine the time or times at which Shares shall be granted; to remove or adjust any restrictions and conditions upon Shares; and to adopt such rules and regulations and to make all other determinations deemed neces-sary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Administrator, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

1.2.3 The Company hereby agrees to indemnify and hold harmless each Administrator and each employee of the Company, and the estate and heirs of such Administrator or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Admininstrator or employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Administrator or the Board shall be liable for any action or determination made in good faith with respect to the Plan.

1.3  Eligibility and Participation.

Participant's eligible under the Plan shall be approved by the Administrator from those Participants who, in the opinion of the management of the Company, are in positions which enable them to make significant and extraordinary contributions to the performance and growth of the Company. In selecting Participants to whom Shares may be granted, consideration shall be to a variety of factors.

A Participants eligibility to participate in the Plan shall terminate (other than by reason of his or her death) on the date that the Participant a) if an employee, ceases to be employed by the Company, a parent of the Company or a subsidiary of the Company, b) if a director and not an employee, ceases to be a member of the Company's Board of Directors, of c) if a consultant, completes the terms of the consulting agreement between the consultant and the Company.

1.4  Shares Subject to the Plan.

The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Three Million (3,000,000) subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. .

2.  PROVISIONS RELATING TO STOCK OPTIONS

2.1  Issuance of Shares.

The Administrator may grant Shares in such amounts, at such times, and to such Participants nominated by the management of the Company as the Administrator, in its discretion, may determine.

3.  MISCELLANEOUS PROVISIONS

3.1 The grant of an option pursuant to the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

3.2  Withholding Taxes.

The Company shall have the right at the time of issuance of Shares, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability.

3.3  Successors in Interest.

The provisions of this Plan and the actions of the Administrator shall be binding upon all heirs, successors and assigns of the Company and of Participants.

3.4  Other Documents.

All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Share Agreements) shall be, in substance and form, as established and modified by the Administrator; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

3.5  Term of Plan.

This Plan was adopted by the Board effective June 18, 2000.

3.6  Governing Law.

This Plan shall be construed in accordance with, and governed by, the laws of the State of Wyoming.

3.7  Director Approval/Use of Proceeds.

No Shares shall be issued, unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complied with.

3.8  Assumption Agreements.

The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under this Plan and to preserve the benefits to the Participants thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Administrator (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Shares and such additional provisions, if any, as the Administrator shall require and approve, in order to preserve such benefits to the Participants. Without limiting the generality of the foregoing, the Administrator may require an Assumption Agreement to include satisfactory undertakings by a successor:

(a) to require any future successor to enter into an Assumption Agreement; and

(b) to take or refrain from taking such other actions as the Administrator may require and approve, in its discretion.

The Administrator referred to in this paragraph 3.12 is the Administrator appointed by a Board of Directors in office prior to the succession then under consideration.

3.9  Compliance With Rule 16b-3.

Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

IN WITNESS WHEREOF, this Plan has been executed effective as of the 18th day of June, 2000.

3Si Holdings, Inc.


By:   /s/ Frank Backes
Frank Backes, President/Director